Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-2 of Apollo Investment Corporation of our report dated May 19, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting of Apollo Investment Corporation, which appears in such Registration Statement. We also consent to the incorporation by reference of our report dated October 4, 2016 on the senior securities table which appears in such Registration Statement. We also consent to the reference to us under the headings “Independent Registered Public Accounting Firm” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, NY
December 20, 2016